Exhibit 99.77Q1

SECOND AMENDED AND RESTATED

DISTRIBUTION REINVESTMENT PLAN

OF

OXFORD LANE CAPITAL CORP.

Oxford Lane Capital Corp., a Maryland corporation (the "Corporation"), hereby adopts the following plan (the "Plan") with respect to net investment income dividends and capital gains distributions declared by its Board of Directors on shares of its common stock (the “Common Stock”):

1. Unless a stockholder specifically elects to receive cash as set forth below, all net investment income dividends and all capital gains distributions hereafter declared by the Board of Directors shall be payable in shares of the Common Stock of the Corporation, and no action shall be required on such stockholder's part to receive a distribution in stock.

2. Such net investment income dividends and capital gains distributions shall be payable on such date or dates as may be fixed from time to time by the Board of Directors to stockholders of record at the close of business on the record date(s) established by the Board of Directors for the net investment income dividend and/or capital gains distribution involved.

3. The Corporation intends to use primarily newly-issued shares of its Common Stock to implement the Plan, whether its shares of Common Stock are trading at a premium or at a discount to net asset value per share of the Common Stock. In the case that such newly issued shares of Common Stock are used to implement the Plan, the number of shares of Common Stock to be issued to a stockholder shall be determined by dividing the total dollar amount of the distribution payable to such stockholder by an amount equal to ninety five (95%) percent of the market price per share of the Common Stock at the close of regular trading on the Nasdaq Global Select Market on the valuation date fixed by the Board of Directors for such distribution. Market price per share of Common Stock on that date shall be the closing price for such shares of Common Stock on the Nasdaq Global Select Market or, if no sale is reported for such day, at the average of their electronically-reported bid and asked prices of the shares of Common Stock.

Notwithstanding the foregoing, the Corporation reserves the right to instruct the Plan Administrator (defined below), to purchase shares of its Common Stock in the open market in connection with its implementation of the Plan to the extent its shares of Common Stock are trading at a discount to net asset value per share of its Common Stock. Shares of Common Stock purchased in open market transactions by the Plan Administrator will be allocated to a stockholder based upon the average purchase price, excluding any Transaction Processing Fees, of all shares of Common Stock purchased with respect to the net investment income dividends and capital gains distributions. Such purchases will be effected through a broker-dealer selected by the Plan Administrator. The broker-dealer selected by the Plan Administrator will act as a dealer and not in a fiduciary, agency or similar capacity (regardless of any relationship between the Plan Administrator and the Corporation) and may be an affiliate of the Plan Administrator. The broker-dealer may charge per share Transaction Processing Fees which are in addition to and not in lieu of any compensation the Plan Administrator receives as Plan Administrator. Per share Transaction Processing Fees include any applicable brokerage commissions the Plan Administrator is required to pay. Neither the Corporation nor the stockholder will have any authority or power to direct the date, time or price at which shares may be purchased on the open market by the Plan Administrator and no one, other than the Plan Administrator, may select the broker or dealer through or from whom purchases are to be made.

4. A stockholder may, however, elect to receive his or its net investment income dividends and capital gains distributions in cash. To exercise this option, such stockholder shall notify Computershare Trust Company, N.A. (“Computershare”), the plan administrator and the

Corporation's transfer agent and registrar (collectively the "Plan Administrator"), by telephone, through the Internet or in writing so that such notice is received by the Plan Administrator prior to the record date fixed by the Board of Directors for the net investment income dividend and/or capital gains distribution involved.

5. The Plan Administrator will set up an account for shares acquired pursuant to the Plan for each stockholder who has not so elected to receive dividends and distributions in cash (each a "Participant"). The Plan Administrator may hold each Participant's shares, together with the shares of other Participants, in non-certificated form in the Plan Administrator's name or that of its nominee. Upon request by a Participant, received by telephone, through the Internet or in writing prior to the record date, Computershare will, instead of crediting shares to and/or carrying shares in a Participant's account, issue, without charge to the Participant, a certificate registered in the Participant's name for the number of whole shares payable to the Participant and a check for any fractional share, less any applicable fees.

6. The Plan Administrator will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable. Although each Participant may from time to time have an undivided fractional interest (computed to six decimal places) in a share of Common Stock of the Corporation, no certificates for a fractional share will be issued. However, dividends and distributions on fractional shares will be credited to each Participant's account. In the event of termination of a Participant's account under the Plan, the Plan Administrator will adjust for any such undivided fractional interest in cash at the market value of the Corporation's shares at the time of termination, less any applicable fees.

7. The Plan Administrator will forward to each Participant any Corporation related proxy solicitation materials and each Corporation report or other communication to stockholders, and will vote any shares held by it under the Plan in accordance with the instructions set forth on proxies returned by Participants to the Corporation.

8. In the event that the Corporation makes available to its stockholders rights to purchase additional shares or other securities, the shares held by the Plan Administrator for each Participant under the Plan will be added to any other shares held by the Participant in certificated form in calculating the number of rights to be issued to the Participant.

9. The Plan Administrator's service fee, if any, and expenses for administering the Plan, including Transaction Processing Fees on purchases on the open market, will be paid for by the Corporation.

10. Each Participant may terminate his or its account under the Plan by so notifying the Plan Administrator by telephone, through the Internet or in writing. Such termination will be effective immediately if the Participant's notice is received by the Plan Administrator prior to any dividend or distribution record date. If notice to stop distributions is received after a record date for a distribution payment, the Plan Administrator, in its sole discretion, may either pay such distribution in cash or reinvest it in shares on behalf of the discontinuing Participant. If such distribution is reinvested, the Plan Administrator may sell the shares purchased and remit the proceeds to the Participant, less any applicable fees. The Plan may be terminated by the Corporation upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any dividend or distribution by the Corporation. Upon any termination, the Plan Administrator will cause a certificate or certificates to be issued for the full shares held for the Participant under the Plan and a cash adjustment for any fractional share less any applicable fees to be delivered to the Participant. If a Participant elects by his or its telephonic, Internet or written notice to the Plan Administrator in advance of termination to have the Plan Administrator sell part or all of his or its shares and remit the proceeds to the Participant, the Plan Administrator is authorized to deduct a $2.50 transaction fee plus a Transaction Processing Fee for each share sold, from the proceeds. Per share Transaction Processing Fees include any applicable brokerage commissions the Plan Administrator is required to pay.

11. The automatic reinvestment of dividends does not relieve Participants of any taxes which may be payable on dividends. Participants will receive tax information annually, including any dividend income Participants received during the year (which consists of any Transaction Processing fees paid on the Participant’s behalf by the Corporation on dividends) for their personal records and to help them prepare their federal income tax return. For further information as to tax consequences of participation in the Plan, Participants should consult with their own tax advisors.

12. These terms and conditions may be amended or supplemented by the Corporation at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives telephonic, Internet or written notice of the termination of his or its account under the Plan. Any such amendment may include an appointment by the Plan Administrator in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving dividends and distributions, the Corporation will be authorized to pay to such successor agent, for each Participant's account, all dividends and distributions payable on shares of the Corporation held in the Participant's name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

13. The Plan Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator's negligence, bad faith, or willful misconduct or that of its employees or agents.

14. Contact information for the Plan Administrator is as follows: through the Internet at www.computerhsare/investor, telephone number is 1-800-426-5523 and written correspondence can be mailed to Computershare Trust Company, N.A., P.O. Box 30170, College Station, TX 77845.

15. These terms and conditions shall be governed by the laws of the State of New York.

Adopted: May 13, 2015